Exhibit 10.23
SECOND AMENDMENT TO
LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
THIS SECOND AMENDMENT (“Second Amendment”) to the License, Development and Commercialization Agreement dated 12th of June, 2007 (“Agreement”) by and between Cook Incorporated and its Affiliates (“Cook”), and Cardica, Inc., and its Affiliates (“Cardica”) is made by and between the same two parties on this 19th day of June, 2009 (“Second Amendment Effective Date”). The parties agree as follows:
1.0 All capitalized terms used in this Second Amendment, but not defined herein, shall have the meanings ascribed to them in the Agreement.
2.0 Delete Section 7.1 and replace it with the following paragraphs:
     “7.1 Technology Transfer. Upon determination by the Development Committee that a Product is ready for commercialization, or at Cook’s option at any other time, Cook will have the option but not the obligation to manufacture such Product, or to have such Product manufactured by Cardica or a third party designated by Cook with the consent of Cardica, which consent shall not be unreasonably withheld, conditioned or delayed.
A.	Testing and Development. Cardica will continue to supply to Cook, upon Cook’s request and at a cost of $250.00 per unit, such additional units of the Product over the number of units described in Phase 4 of the Development Plan as Cook may reasonably request for the further testing and development of the Product.

B.	Commercialization. Upon Cook’s request, to enable Cook or a third party designated by Cook to manufacture such Product, or at Cook’s option at any other time with respect to any Product, whether or not such Product is ready for commercialization or the stage of its development, Cardica will transfer to Cook or the designated third party, at no additional cost, all equipment, including all pre-production tooling, and Cardica Know-How, including but not limited to, all trade secret, manufacturing and supplier information included therein, related to the Products that is reasonably necessary for Cook or a third party to manufacture such Product (“Transferred Product”). Upon request from Cook at any time, Cardica will provide, at no additional cost, reasonable technical assistance to Cook for the Transferred Product based on the mutual availability of the parties, which assistance may include at Cook’s request: i) training of Cook personnel or personnel of the designated third party in connection with the manufacture of Transferred Product, ii) advice concerning the manufacture of Transferred Product, and iii) testing of sample Transferred Product to verify that such Transferred Product complies with applicable specifications established by the Development Committee or, at Cook’s option, specifications established by Cook to confirm successful transfer of technology to Cook or the designated third party hereunder. Additionally, on Cook’s request, the parties will negotiate the terms under which Cardica may provide engineering services to assist Cook or the designated third party in the design and modification of Transferred Product to meet customer and regulatory requirements. Cardica agrees not to sue Cook, any of Cook’s customers, or any third party acting on Cook’s behalf under any intellectual property right of Cardica in connection with Cook’s use of information provided by Cardica under this Section 7.1.”
3.0 Add the following paragraph (E) to Section 8.3 Rights upon Termination by Cook for Convenience or Termination by Cardica for Material Breach by Cook as follows:

     “(E) The parties agree that the Phase payments, as defined in Section 5.2, made on or before the Second Amendment Effective Date shall be nonrefundable and Cook shall have no right to reimbursement or recovery of those payments except pursuant to Termination by Cook for Material Breach of Cardica as further defined in Section 8.4.”
All other terms and conditions of the Agreement remain the same.
4.0 The Agreement as modified by the Amendment made by and between the same two parties on August 22, 2007 and by this Second Amendment (collectively “Amended Agreement’) embodies the entire understanding of the Parties concerning the subject matter of the Amended Agreement and supersedes all prior and collateral discussions and writings between the Parties concerning its subject matter. There are no other conditions with respect to the confidentiality of technical information exchanged during the term of the Amended Agreement other than those expressly provided therein. No amendment or modification of the understanding embodied in this Amended Agreement will be effective unless made in writing and signed by a duly authorized representative of the Party against which the amendment or modification is sought to be enforced.
Each of the parties has caused this Second Amendment to be executed below by its duly authorized representative to be effective as of the Second Amendment Effective Date.

COOK INCORPORATED			CARDICA, INC.

By:	/s/ Brian Bates		By:	/s/ R Y. Newell

	Name:	Brian Bates		Name:	R Y. Newell
	Title:	Sr. V.P. Business Development		Title:	CFO
	Date:	6/29/09		Date:	6/29/09